Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2015 with respect to the consolidated financial statements of Flushing Financial Corporation included in the Annual Report on Form 10-K for the year ended December 31, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Flushing Financial Corporation on Forms S-8 (File Nos.33-98202, effective October 16, 1995; 333-125358, effective May 31, 2005; 333-136669, effective August 16, 2006, 333-151887, effective May 23, 2008, 333-151185, effective May 23, 2008, 333-163010, effective November 9, 2009, 333-176064, effective August 4, 2011, 333-188776, effective May 22, 2013, and 333-198021, effective August 11, 2014), and on Form S-3 (File No.333-195182 effective April 25, 2014).

/s/ Grant Thornton LLP

New York, New York

March 13, 2017